Exhibit 14.4

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders

Newtek Business Services, Inc.

We have audited the schedule of Senior Securities of Newtek Business Services, Inc. and Subsidiaries as of December 31, 2012, 2011, 2010 and 2009 appearing in this Pre-Effective Amendment No. 2 to Registration Statement on Form N-14 of Newtek Business Services Corp. Newtek Business Services, Inc. and Subsidiaries’ management is responsible for this schedule. Our responsibility is to express an opinion on the schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the schedule is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the schedule of Senior Securities referred to above presents fairly, in all material respects, the Senior Securities of Newtek Business Services, Inc. and Subsidiaries as of December 31, 2012, 2011, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ CohnReznick LLP

Jericho, New York

September 23, 2014